EXHIBIT 23-2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and related Prospectus pertaining to the Tax Deferred Savings Plan for Salaried Employees and the Tax Deferred Savings Plan for Hourly Paid Employees of the New York State Electric & Gas Corporation and to the incorporation by reference therein of our reports dated April 17, 1996, with respect to the financial statements of the New York State Electric & Gas Corporation Tax Deferred Savings Plan for Salaried Employees and the financial statements of the New York State Electric & Gas Corporation Tax Deferred Savings Plan for Hourly Paid Employees included in the Plans' Annual Reports (Form 11-K), both for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                                        /s/ ERNST & YOUNG LLP

Syracuse, New York
November 12, 1996